Exhibit 1

CHINA UNICOM LIMITED (Stock code: 762)

(Incorporated in Hong Kong under Companies Ordinance with limited liability)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of February 2006.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of February 2006.

Operational Statistics for the month of February 2006 and the comparative figures for the previous month are as follows:-

	February 2006	January 2006
1. CELLULAR BUSINESS:
Aggregated Number of GSM Cellular Service Subscribers	96.950 million	96.062 million
- Post-paid Subscribers	49.163 million	48.711 million
- Pre-paid Subscribers	47.787 million	47.351 million
Aggregated Net Addition in 2006 of GSM Cellular Service Subscribers	1.878 million	0.990 million
- Post-paid Subscribers	0.996 million	0.545 million
- Pre-paid Subscribers	0.882 million	0.445 million
Aggregated Number of CDMA Cellular Service Subscribers	33.316 million	33.038 million
- Post-paid Subscribers	30.601 million	30.324 million
- Pre-paid Subscribers	2.715 million	2.714 million
Aggregated Net Addition in 2006 of CDMA Cellular Service Subscribers	0.593 million	0.316 million
- Post-paid Subscribers	0.591 million	0.314 million
- Pre-paid Subscribers	0.002 million	0.002 million
2. INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:
Aggregated Usage Volume in 2006 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	1.5221 billion	0.8055 billion
- Domestic Long Distance	1.5036 billion	0.7960 billion
- International, Hong Kong, Macau & Taiwan Long-Distance	0.0185 billion	0.0095 billion
Aggregated Usage Volume in 2006 of Outgoing Calls of IP Telephone (minutes)	2.0549 billion	1.1067 billion
- Domestic Long Distance	2.0380 billion	1.0978 billion
- International, Hong Kong, Macau & Taiwan Long-Distance	0.0169 billion	0.0089 billion

3. INTERNET SERVICES:
Aggregated Number of Internet Subscribers	6.838 million	6.978 million

Notes:

1.     All the Aggregated Numbers recorded for the months of January 2006 and February 2006 are aggregated data reported at 24:00 on 31 January 2006 and 28 February 2006 respectively.

2.     The accounting period of all Aggregated Net Additions in 2006 and all Aggregated Usage Volumes in 2006 for the month of February 2006 is the period commencing from 0:00 on 1 January 2006 to 24:00 on 28 February respectively.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of January 2006 and February 2006 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

The Board of Directors of the Company comprises of:

Executive Directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Li Qiuhong, Lo Wing Yan, William and Ye Fengping
Non-executive Director:	Liu Yunjie
Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Cheung Wing Lam, Linus and Wong Wai Ming

By Order of the Board CHINA UNICOM LIMITED CHU KA YEE Company Secretary

Hong Kong, 17 March 2006